                                                                   EXHIBIT 99.1

                             WOLVERINE TUBE, INC.

                                 PRESS RELEASE

Contact: Allen E. Dillard
         Director, Corporate Communications
         (256) 580-3625

               WOLVERINE TUBE REPORTS 2003 FIRST QUARTER RESULTS
                  GROSS PROFIT INCREASES QUARTER OVER QUARTER

HUNTSVILLE, ALABAMA, APRIL 24, 2003--Wolverine Tube, Inc. (NYSE: WLV) today reported results for the first quarter ending March 30, 2003. Net income for the first quarter of 2003 was $0.6 million, or $0.05 per diluted share, versus net income of $1.7 million, or $0.13 per diluted share, in the first quarter of 2002. Net sales for the first quarter of 2003 were $143.5 million, a 4.3 percent increase over the comparable year-ago quarter. Total pounds of product shipped were 81.0 million, up 6.6 percent over the prior year. Gross profit for the first quarter of 2003 was $14.6 million, compared with gross profit of $14.3 million in the first quarter of 2002.

Dennis Horowitz, Chairman, President and Chief Executive Officer, said, "We are pleased that we delivered bottom line results in the first quarter consistent with our previous guidance. The fact is, we improved our operating profitability on the strength of manufacturing efficiencies and market penetration. This is encouraging, especially given the tepid business environment, unpredictable global economy, high and erratic energy costs, and general uncertainty related to political and social issues around the world. Net income for the quarter was negatively affected by the increase in interest expense due to our refinancing in March of last year."

FIRST QUARTER RESULTS BY SEGMENT

Shipments of commercial products totaled 56.2 million pounds, an 8.7 percent increase over last year's first quarter of 51.7 million pounds. Net sales were $110.3 million, up 3.7 percent over last year's first quarter of $106.4 million. These results reflect increases in volume primarily in industrial tube and to a lesser extent technical tube and fabricated products. Sales were also impacted by increased copper prices quarter over quarter offset by a decrease in unit fabrication revenue primarily due to a change in mix. Gross profit was $13.8 million, a 13.2 percent improvement over last year's first quarter of $12.2 million. In part, the improvement in gross profit was attributable to the success of the Company's cost containment programs. These positive impacts helped mitigate cost escalations in pension, employee benefits and energy expenses.

Shipments of wholesale products totaled 20.0 million pounds, an 8.1 percent increase over last year's first quarter of 18.5 million pounds. Net sales were $23.9 million, an increase of 8.8 percent from last year's first quarter of $22.0 million. Shipments of wholesale products increased primarily due to expanded channels to this market. Net sales were impacted by increased copper prices, which were offset by a 13 percent decrease in fabrication revenues due to significant price competition in this commodity market. Gross profit was $64 thousand as compared to $1.6 million in the first quarter of 2002. Gross profit was decreased principally due to this pricing pressure.


                            Corporate Headquarters
                      200 Clinton Avenue West, Suite 1000
                             Hunstville, AL 35801

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                              WOLVERINE TUBE, INC.

                                  Page 2 of 6


Shipments of rod, bar and other products totaled 4.8 million pounds, a 16.6 percent decrease from 5.8 million pounds in the first quarter of 2002. Net sales were $9.2 million this quarter, approximately the same as last year. Gross profit was $0.8 million as compared to $0.6 million in the first quarter last year. While volumes were decreased due to a decline in industrial demand, sales were favorably impacted by some improvement in mix and the impact of the strengthening Euro. Gross profit improved principally due to market penetration of our European distribution business.

EARNINGS OUTLOOK

Commenting on the outlook for the Company, Horowitz said, "As we consider the factors that affect our business, there are few indications that economic conditions will improve in the short-term. Geopolitical events also add to the general uncertainty. Having said that, in the second quarter we will continue to see improvements in manufacturing costs, expansion of global capabilities and market share penetration, based on actions and programs already in place. All other things being equal, we would expect a quarter over quarter increase in earnings per share. At the same time, erratic and potentially lower wholesale pricing, and energy cost increases, exacerbated by global economic conditions and SARS, cause concern. Consequently, we expect earnings per share in the range of $0.21 to $0.29 in the second quarter."

FIRST QUARTER CONFERENCE CALL

The Company will hold a conference call on April 24th at 9:30 a.m. Central (10:30 a.m. Eastern) to discuss the contents of this release. Please visit Wolverine's website at www.wlv.com to access the call. You may also access the call by calling (877) 853-4982 ten minutes prior to the scheduled start time and by requesting to be connected to the "Wolverine Tube First Quarter Earnings Call". If you are unable to participate in this conference call, a replay will be available in the Investor Relations section of Wolverine's website through May 8, 2003, or by dialing (800) 642-1687 or (706) 645-9291 (international dial-in) and enter conference ID # 9772775. Should you have any problems accessing the call or the replay, please contact the Company at (256) 890-0460.

The tables following the text of this press release provide financial details that are included in this press release and that will be discussed on the conference call. This includes a reconciliation of net cash provided (used) by operating activities to free cash flow and net income to earnings before interest, taxes, depreciation and amortization (EBITDA). This press release, including these financial details, is now available on the Wolverine website at www.wlv.com in the Investor Relations section under the heading Press Releases.


                                      47

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                              WOLVERINE TUBE, INC.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar and other products. Internet addresses: www.wlv.com and www.silvaloy.com.

Forward-looking statements in this press release are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may", "will", "expect", "believe", "plan", "anticipate" and other similar terminologies. This press release contains forward-looking statements regarding the expectations of future sales and earnings of the Company. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future sales and earnings, factors that could affect actual results include, without limitation, global and local economic and political environments, weather conditions, environmental contingencies, regulatory pressures, labor costs, raw material costs, technology, fuel and energy costs, the mix of geographic and product revenues, the effect of currency fluctuations, competitive products and pricing. A discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, can be found in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.

                              --TABLES TO FOLLOW--

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                             WOLVERINE TUBE, INC.

                       Consolidated Statements of Income
                                  (Unaudited)

                                                          Three-month period ended
                                                        03/30/03            03/31/02
                                                        --------            --------
In thousands, except per share data

Pounds shipped                                            81,038              75,997
                                                        ========            ========
Net sales                                               $143,497            $137,543
Cost of goods sold                                       128,875             123,220
                                                        --------            --------
Gross profit                                              14,622              14,323
Selling, general and administrative expenses               8,142               7,904
                                                        --------            --------
Income from operations                                     6,480               6,419
Interest expense, net                                      5,178               3,730
Amortization and other, net                                  542                  78
                                                        --------            --------
Income before income taxes                                   760               2,611
Income tax provision                                         122                 923
                                                        --------            --------
Net income                                              $    638            $  1,688
                                                        ========            ========

Net income per common share--basic                      $   0.05            $   0.13

Net income per common share--diluted                    $   0.05            $   0.13
                                                        --------            --------
Basic shares                                              12,262              12,148
Diluted shares                                            12,398              12,269
                                                        ========            ========

                              Segment Information
                                  (Unaudited)

                               Three-month period ended
                              03/30/03            03/31/02
                              --------            --------
In thousands

Pounds:
Commercial                      56,237              51,733
Wholesale                       19,980              18,486
Rod, bar and other               4,821               5,778
                              --------            --------
Total pounds                    81,038              75,997
                              ========            ========

Net sales:
Commercial                    $110,320            $106,353
Wholesale                       23,937              22,004
Rod, bar and other               9,240               9,186
                              --------            --------
Total net sales               $143,497            $137,543
                              ========            ========

Gross profit:
Commercial                    $ 13,778            $ 12,174
Wholesale                           64               1,590
Rod, bar and other                 780                 559
                              --------            --------
Total gross profit            $ 14,622            $ 14,323
                              ========            ========

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                             WOLVERINE TUBE, INC.

                     Condensed Consolidated Balance Sheets
                                  (Unaudited)

                                                       03/30/03            12/31/02
                                                       --------            --------
In thousands
Assets
Cash and cash equivalents                              $ 35,166            $ 53,920
Accounts receivable                                      85,524              65,212
Inventory                                                94,974              85,485
Other current assets                                     15,677              14,402
Property, plant and equipment, net                      207,907             208,999
Other assets                                            123,611             122,702
                                                       --------            --------
Total assets                                           $562,859            $550,720
                                                       ========            ========
Liabilities and Stockholders' Equity
Accounts payable and other accrued expenses            $ 54,584            $ 49,583
Short-term borrowings                                     1,401               1,217
Deferred income taxes                                    11,308              11,902
Pension liabilities                                      15,913              14,540
Long-term debt                                          255,290             255,712
Other liabilities                                        17,418              17,131
                                                       --------            --------
Total liabilities                                       355,914             350,085
                                                       --------            --------

Stockholders' equity                                    206,945             200,635
                                                       --------            --------

Total liabilities and stockholders' equity             $562,859            $550,720
                                                       ========            ========

            Reconciliation of Net Cash Used by Operating Activities
                       to Free Cash Flow(1) (Unaudited)

                                                         Three-month period ended
                                                       03/30/03             03/31/02
                                                       --------             --------
In thousands
Net income                                             $    638             $  1,688
Depreciation and amortization                             4,617                4,153
Changes in operating assets and liabilities             (24,241)             (17,080)
Other                                                       121                   58
                                                       --------             --------
Net cash used by operating activities                   (18,865)             (11,181)
Additions to property, plant and equipment                 (872)              (1,948)
                                                       --------             --------
Free cash flow                                         $(19,737)            $(13,129)
                                                       ========             ========

---------------

(1) This statement reconciles cash used by operations to free cash flow, which is a non-GAAP financial measure. Management believes free cash flow is a meaningful measure of financial performance and liquidity.

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                              WOLVERINE TUBE, INC.

        Reconciliation of Net Income to Earnings Before Interest, Taxes,
                 Depreciation and Amortization(2) (Unaudited)

                                                                           Three-month period ended
                                                                          03/30/03           03/31/02
                                                                          -------            -------
In thousands
Net income                                                                $   638            $ 1,688
Interest expense, net                                                       5,178              3,730
Income tax provision                                                          122                923
Depreciation and amortization                                               4,617              4,153
                                                                          -------            -------
Earnings before interest, taxes, depreciation and amortization            $10,555            $10,494
                                                                          =======            =======

---------------

(2) This statement reconciles net income to earnings before interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP financial measure. Management believes EBITDA is a meaningful measure of financial performance and the Company's ability to service debt.

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